Rio de Janeiro, September 22, 2017.

B3 S.A. – Brasil, Bolsa, Balcão

To: Ana Lúcia Pereira

Superintendence of Company Monitoring – In service

c.c.:

CVM -  Brazilian Securities and Exchange Commission Comissão de Valores Mobiliários

To: Mr. Fernando Soares Vieira – Superintendent of Corporate Relations

Mr. Francisco José Bastos Santos – Superintendent of Market and Intermediary Relations

Ref.: Official Letter 1554/2017 – SAE

Request for clarifications regarding article in the press

Dear Sirs,

In response to Official Letter 1554/2017 – SAE sent by B3 S.A. – Brasil, Bolsa, Balcão (“Official Letter”), through which clarifications were requested to Oi S.A. – In Judicial Reorganization (“Oi” or “Company”) regarding an article published by Valor Econômico on September 22, 2017 entitled “TPG and China Telecom negotiate capital contribution in Oi” (“TPG e China Telecom negociam aporte na Oi”), as transcribed below, the Company clarifies as follows:

“September 22, 2017

1554/2017-SAE

Oi S.A. – In Judicial Reorganization

To. Mr. Ricardo Malavazi Martins

Investor Relations Officer

Rua Humberto de Campos, 425 – 8th floor

Rio de Janeiro – Zip Code 22430-190

State of Rio de Janeiro                                                                                                                         www.oi.com.br

Ref.: Request for clarifications regarding news article in the press

Dear Sirs,

We hereby request clarifications, by September 25, 2017, regarding the article released by Valor Econômico, on September 22, 2017, entitled “TPG and China Telecom negotiate capital contribution in Oi” (TPG e China Telecom negociam aporte na Oi), as well as other information considered important.”

Oi emphasizes that, in the context of judicial reorganization, it maintains conversations with potential investors, as well as creditors and other stakeholders regarding potential adjustments to the judicial reorganization plan, intended to search for improvements to the plan that may be approved as quickly as possible by the General Meeting of Creditors, assuring the sustainability of the Company’s business.

As previously disclosed, among other alternatives being studied in the context of the reorganization plan, the capital contribution of new funds to the Company continues to be an option under assessment. In this context, TPG and China Telecom, as well as other groups of potential investors, continue preliminary conversations with the Company.

Oi informs that, as of this day, it has not received any concrete proposal from TPG or China Telecom regarding an operation, including regarding an eventual capital contribution to the Company.

Oi reassures its commitment to keeping its shareholders and the market as a whole informed on the developments of the issue, disclosing in a timely manner any act or fact that may be relevant.

Oi is available to provide any further clarifications.

Sincerely,

Oi S.A. – In Judicial Reorganization

Ricardo Malavazi Martins

Rua Humberto de Campos, 425 – 8th floor

Rio de Janeiro – Zip Code 22430-190

State of Rio de Janeiro                                                                                                                         www.oi.com.br

Chief Financial Officer and Investor Relations Officer

Rua Humberto de Campos, 425 – 8th floor

Rio de Janeiro – Zip Code 22430-190

State of Rio de Janeiro                                                                                                                         www.oi.com.br